Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-169731
October 4, 2010
Celgene Corporation
Pricing Term Sheet
October 4, 2010
2.450% Senior Notes due 2015
3.950% Senior Notes due 2020
5.700% Senior Notes due 2040

Issuer:	Celgene Corporation

Expected Ratings (Moody’s / S&P)*:	Baa2/BBB+

Type of Transaction:	SEC-Registered

Trade Date:	October 4, 2010

Expected Settlement Date:	October 7, 2010 (T+3)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated

Title:	2.450% Notes due 2015
3.950% Notes due 2020
5.700% Notes due 2040

Size:	2015 Notes: $500,000,000
2020 Notes: $500,000,000
2040 Notes: $250,000,000

Maturity Date:	2015 Notes: October 15, 2015
2020 Notes: October 15, 2020
2040 Notes: October 15, 2040

Coupon (Interest Rate):	2015 Notes: 2.450% per annum
2020 Notes: 3.950% per annum
2040 Notes: 5.700% per annum

Price to Public:	2015 Notes: 99.854%
2020 Notes: 99.745%
2040 Notes: 99.813%

Yield to Maturity:	2015 Notes: 2.481%
2020 Notes: 3.981%
2040 Notes: 5.713%

Spread to Benchmark Treasury:	2015 Notes: + 125 basis points
2020 Notes: + 150 basis points
2040 Notes: + 200 basis points

Benchmark Treasury:	2015 Notes: 1.250% due September 2015
2020 Notes: 2.625% due August 2020
2040 Notes: 4.375% due May 2040

Benchmark Treasury Yield:	2015 Notes: 1.231%
2020 Notes: 2.481%
2040 Notes: 3.713%

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2011

Optional Redemption	2015 Notes: T + 20 basis points
2020 Notes: T + 25 basis points
2040 Notes: T + 30 basis points

CUSIP / ISIN:	2015 Notes: 151020 AD6 / US151020AD69
2020 Notes: 151020 AE4 / US151020AE43
2040 Notes: 151020 AF1 / US151020AF18

*	Note: A Security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.